Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2012

OPERATING AND FINANCIAL RESULTS

• Total Revenue of $1.37 Billion and Net Product Sales of $1.34 Billion, Increased 16 Percent Y/Y, Respectively

• Non-GAAP Diluted Earnings per Share of $1.22, Increased 37 Percent Y/Y;

GAAP Earnings per Share of $0.82 Increased 39 Percent Y/Y

• Raising 2012 Earnings Guidance; Revenue Guidance Reaffirmed

•Key Pivotal Data for ABRAXANE®, Apremilast, Pomalidomide and REVLIMID® Expected by Year-end

SUMMIT, NJ — (July 26, 2012) — Celgene Corporation (NASDAQ: CELG) reported total revenue of $1,367 million for the second quarter of 2012, a 16 percent increase from the same period in 2011.  Non-GAAP net income for the second quarter of 2012 increased 31 percent to $545 million compared to $417 million in the second quarter of 2011.  For the same periods, non-GAAP diluted earnings per share increased 37 percent to $1.22 from $0.89.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported second quarter 2012 net income of $367 million or $0.82 per diluted share.  For the second quarter of 2011, net income was $279 million or $0.59 per diluted share.

“The second quarter financial results were very strong and provide significant momentum for the second half of the year,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “The recent positive apremilast phase III data is the first of multiple pivotal trial results and regulatory actions across our portfolio anticipated through early 2013. We have never been in a better position to deliver on our promise of helping to improve patients’ lives and provide value for our shareholders.”

Raising 2012 Earnings Outlook; Revenue Guidance Reaffirmed

•                  Non-GAAP diluted EPS is expected to increase approximately 27 percent year-over-year to a range of $4.80 to $4.85, up from a previous range of $4.70 to $4.80.

•                  GAAP diluted EPS is expected to increase approximately 31 percent year-over-year to a range of $3.69 to $3.80, up from the previous range of $3.52 to $3.67.

•                  Non-GAAP total revenue is expected to increase approximately 15 percent year-over-year to a range of $5,400 to $5,600 million.

•                  REVLIMID net product sales are expected to increase approximately 19 percent year-over-year to a range of $3,750 to $3,850 million.

Second Quarter 2012 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2012 compared to the second quarter of 2011.  The non-GAAP operating expenses presented below exclude share-based employee compensation expense, upfront collaboration payments, non-core operations acquired from Abraxis, and IPR&D impairments.

Net Product Sales Performance

Net product sales increased 16% to $1,337 million and reflect strong volume growth in the U.S., Europe and Japan.  U.S. and international net product sales of $772 million and $565 million increased 15 percent and 19 percent, respectively.

•                  REVLIMID sales for the second quarter increased 17 percent to $934 million and were driven by overall market share gains, increased duration of therapy and geographic expansion.  U.S. sales of $537 million and international sales of $397 million increased 17 percent and 18 percent, respectively.

•                  ABRAXANE sales for the second quarter were $110 million, a 16 percent increase.  U.S. sales of $87 million and international sales of $23 million increased 20 percent and 3 percent, respectively.

•                  VIDAZA® second quarter sales increased 24 percent to $201 million.  U.S. sales increased 12 percent to $82 million.  International sales increased 35 percent to $119 million, driven by underlying patient demand in Europe and Japan.

•                  THALOMID® sales were $76 million in the second quarter, representing a 13 percent decrease.

Research and Development (R&D)

Non-GAAP R&D expenses were $349 million for the second quarter compared to $306 million for the second quarter of 2011.  The change is primarily due to increased clinical costs associated with advancing the mid- to late-stage pipeline and the absorption of the Avila Therapeutics acquisition which closed in March 2012.  On a GAAP basis, R&D expenses were $447 million for the second quarter of 2012 and $372 million for the same period in 2011.

Selling, General, and Administrative (SG&A)

Non-GAAP SG&A expenses were $296 million for the second quarter of 2012 compared to $274 million for the second quarter of 2011.  The change was primarily due to increased ABRAXANE and REVLIMID marketing, in addition to pomalidomide prelaunch activities.  On a GAAP basis, SG&A expenses were $323 million for the second quarter of 2012 compared to $306 million for the same period in 2011.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $947 million for the first six months of 2012, an increase of 29 percent compared to 2011.  Under our authorized stock repurchase program, we purchased approximately 8.1 million shares during the second quarter of 2012 at a total cost of approximately $558 million.  As of June 30, 2012, we had $3,161 million remaining under the existing stock repurchase program that includes the additional $2,500 million authorization that the Board of Directors approved in mid-June.  During the second quarter of 2012, we made upfront payments to Epizyme and Inhibrx totaling $75 million related to the formation of strategic collaborations with both companies.  We ended the second quarter with $2,562 million in cash and marketable securities.

Key Accomplishments During the First Half of 2012

Hematology

•                  Submitted the REVLIMID marketing application for myelodysplastic syndromes (MDS) deletion 5q to the European Medicines Agency (EMA).

•                  Submitted the pomalidomide marketing applications for relapsed refractory multiple myeloma (RRMM) to the Food and Drug Administration (FDA) and EMA.

•                  Completed enrollment in the phase III pomalidomide trial (MF-002) for myelofibrosis.

•                  Publication in the New England Journal of Medicine of three phase III REVLIMID trials in newly diagnosed multiple myeloma (MM-015, IFM 2005-02, and CALGB 100104).

Oncology

•                  Completed enrollment in the ABRAXANE phase III trial in metastatic pancreatic cancer.

•                  Publication of the phase III ABRAXANE non-small cell lung cancer trial in the Journal of Clinical Oncology.

Inflammation & Immunology

•                  Reported the phase III apremilast trial in psoriatic arthritis (PALACE-1) achieved its primary endpoint and key secondary endpoints.

•                  Initiated phase III apremilast trial for ankylosing spondylitis (POSTURE).

•                  Publications of the phase II apremilast psoriatic arthritis trial (PSA-001) in the journal Arthritis & Rheumatism and the phase II psoriasis trial (PSOR-005) in the Lancet.

Key Milestones Expected During the Second Half of 2012

Hematology

•                  Phase III data with pomalidomide in relapsed refractory multiple myeloma (MM-003).

•                  Phase III data with pomalidomide in myelofibrosis (MF-002).

•                  Pivotal phase II data with REVLIMID in relapsed refractory mantle cell lymphoma (EMERGE).

•                  Data from the phase II portion of the phase II/III REVLIMID trial in diffuse large B cell non-Hodgkin’s lymphoma (DLC-001).

•                  Initiate phase III trial with CC-486 (oral azacitidine) in MDS.

•                  Committee for Medicinal Products for Human Use (CHMP) decision on REVLIMID for MDS deletion 5q.

•                  REVLIMID approval for relapsed refractory multiple myeloma in Brazil and China.

•                  Complete enrollment in phase III REVLIMID trial in chronic lymphocytic leukemia (ORIGIN / CLL-008).

Oncology

•                  Phase III ABRAXANE data in melanoma.

•                  Phase III ABRAXANE data in metastatic pancreatic cancer.

•                  Receive FDA decision on ABRAXANE for non-small cell lung cancer.

Inflammation & Immunology

•                  Phase III apremilast data in psoriatic arthritis (PALACE-2 and PALACE-3).

•                  Phase III apremilast data in psoriasis (ESTEEM-1).

Second Quarter 2012 Conference Call and Webcast Information

We are hosting a conference call to discuss the second quarter 2012 operating and financial performance on Thursday, July 26, 2012, at 9:00 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon July 26, 2012, until midnight ET August 3, 2012.  To access the replay, in the U.S. dial 800-585-8367; international dial 404-537-3406; and Participant Pass code 99589605. Our third quarter 2012 financial and operational results are expected to be reported in late October.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three- and six-month periods ended June 30, 2012 and 2011, and for the projected amounts for the year ending December 31, 2012.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011

Net product sales	$1,336,590	$1,154,328	$2,582,089	$2,237,937
Other revenue	30,174	28,827	57,963	70,499
Total revenue	1,366,764	1,183,155	2,640,052	2,308,436

Cost of goods sold (excluding amortization of acquired intangible assets)	71,852	126,443	144,372	253,711
Research and development	447,098	371,520	809,142	806,998
Selling, general and administrative	323,027	305,643	648,805	607,904
Amortization of acquired intangible assets	44,148	70,087	85,908	139,137
Acquisition related (gains) charges and restructuring, net	39,285	(9,477)	28,215	(106,221)
Total costs and expenses	925,410	864,216	1,716,442	1,701,529

Operating income	441,354	318,939	923,610	606,907

Other income (expense), net	(670)	(528)	(8,924)	(1,688)

Income before income taxes	440,684	318,411	914,686	605,219

Income tax provision	73,311	39,203	145,776	70,925

Net income	367,373	279,208	768,910	534,294

Non-controlling interest	—	190	—	694

Net income attributable to Celgene	$367,373	$279,398	$768,910	$534,988

Net income per share attributable to Celgene:
Basic	$0.84	$0.60	$1.76	$1.15
Diluted	$0.82	$0.59	$1.72	$1.14

Weighted average shares:
Basic	436,703	462,625	437,526	464,300
Diluted	445,379	469,962	447,092	470,958

	June 30,	December 31,
	2012	2011
Balance sheet items:
Cash, cash equivalents & marketable securities	$2,561,544	$2,648,154
Total assets	10,381,207	10,005,910
Short-term borrowings	390,434	526,684
Long-term debt	1,272,112	1,275,585
Total stockholders’ equity	5,958,028	5,512,727

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

(In thousands, except per share data)

		Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
		2012	2011	2012	2011

Net income attributable to Celgene - GAAP		$367,373	$279,398	$768,910	$534,988

Before tax adjustments:
Total revenues:
Sales of products exited or to be exited	(1)	—	(6,565)	—	(23,468)
Abraxis non-core other revenues	(2)	—	(809)	—	(1,714)

Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	2,983	2,420	5,859	4,427
Abraxis inventory step-up	(4)	—	41,666	—	83,333
Products exited or to be exited	(2)	(572)	4,730	(1,981)	15,280

Research and development:
Share-based compensation expense	(3)	23,556	22,880	48,584	55,472
Abraxis non-core activities	(2)	—	1,879	—	8,728
IPR&D impairments	(5)	—	—	22,151	118,000
Upfront collaboration payments	(6)	75,000	40,982	75,000	40,982

Selling, general and administrative:
Share-based compensation expense	(3)	27,075	25,613	53,891	48,707
Abraxis non-core activities	(2)	—	5,857	—	15,065

Amortization of acquired intangible assets	(7)	44,148	70,087	85,908	139,137

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(8)	38,071	(11,635)	25,638	(111,170)
Acquisition and restructuring costs	(8)	1,214	2,158	2,577	4,949

Other income (expense), net
EntreMed, Inc. equity method loss	(9)	—	234	—	489
Abraxis non-core activities	(2)	—	93	—	2,036
Gain on divestment of non-core activities	(10)	—	(2,931)	—	(2,931)

Non-controlling interest -Abraxis	(2)	—	(190)	—	(694)

Net income tax adjustments	(11)	(34,296)	(58,660)	(57,556)	(121,020)

Net income attributable to Celgene - non-GAAP		$544,552	$417,207	$1,028,981	$810,596

Net income per share attributable to Celgene -non-GAAP:
Basic		$1.25	$0.90	$2.35	$1.75
Diluted		$1.22	$0.89	$2.30	$1.72

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains non-GAAP financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to non-GAAP Net Income for explanations of the amounts excluded and included to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three- and six-month periods ended June 30, 2012 and 2011, and for the projected amounts for the year ending December 31, 2012.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

Explanation of adjustments:

(1)   Exclude sales related to non-core former Pharmion Corp., or Pharmion, products to be exited and Abraxis BioScience Inc., or Abraxis, products that have been exited.

(2)   Exclude the estimated impact of activities arising from the acquisition of Abraxis that are not related to core nab technology and were divested in 2011, including other miscellaneous revenues, cost of goods sold (excluding amortization of acquired intangible assets), operating expenses and other costs related to such activities.  Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion that are planned to be exited.

(3)   Exclude share-based compensation expense totaling $53,614 for the three-month period ended June 30, 2012 and $50,913 for the three-month period ended June 30, 2011.  Exclude share-based compensation expense totaling $108,334 for the six-month period ended June 30, 2012 and $108,606 for the six-month period ended June 30, 2011.

(4)   Exclude acquisition-related inventory step-up adjustments to fair value which were expensed for Abraxis in 2011.

(5)   Exclude in-process research and development, or IPR&D, impairment for the six-month period ended June 30, 2012 related to the timing of obtaining approval for ISTODAX for the treatment of peripheral T-cell lymphoma, or PTCL, in the European Union.  Exclude IPR&D impairment for the six-month period ended June 30, 2011 related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.

(6)   Exclude upfront payments for research and development collaboration arrangements.

(7)   Exclude amortization of intangible assets acquired from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, Abraxis and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics), or Avila.

(8)   Exclude acquisition related charges and restructuring related to Gloucester, Abraxis and Avila.

(9)   Exclude the Company’s share of EntreMed, Inc. equity losses in 2011.

(10) Exclude the 2011 gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.

(11) Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of changes in tax law, acquisition related matters, an adjustment to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2012 Projected GAAP to Non-GAAP Net Income

(In thousands, except per share data)

	Range
	Low	High

Projected net income - GAAP	$1,641,000	$1,692,000

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	11,000	10,000

Research and development:
Share-based compensation expense	121,000	109,000
IPR&D impairment	57,000	52,000
Upfront collaboration payments	75,000	75,000

Selling, general and administrative:
Share-based compensation expense	118,000	107,000

Amortization of acquired intangible assets	178,000	178,000

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	41,000	36,000
Acquisition and restructuring costs	4,000	3,000

Net income tax adjustments	(110,000)	(104,000)

Projected net income - non-GAAP	$2,136,000	$2,158,000

Projected net income per diluted common share - GAAP	$3.69	$3.80

Projected net income per diluted common share - non-GAAP	$4.80	$4.85

Projected weighted average diluted shares	445,000	445,000